as Filed With the Securities and Exchange Commission on July 18, 2003
                                                    Registration No. 333-_______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ORDERPRO LOGISTICS, INC.
             (Exact name of Registrant as Specified in its charter)


      State of Nevada                                    86-0991130
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                       7400 North Oracle Road - Suite 372
                              Tucson, Arizona 85704
                    (Address of Principal Executive Offices)

                2003 Incentive and Nonstatutory Stock Option Plan
                            (Full Title of the Plan)

      Richard Windorski, CEO, 7400 North Oracle Road, Tucson, Arizona 85704
                     (Name and Address of Agent for Service)

                                  520-575-5745
          (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
==================================================================================================
                                       Proposed maximum      Proposed maximum
 Title of securities   Amount to be     offering price      aggregate offering        Amount of
   to be registered     registered        Per share               price           registration fee
--------------------------------------------------------------------------------------------------
Common Stock          10,000,000 (1)       $0.06 (2)            $700,000                $56.63
==================================================================================================

(1) Represents shares to be issued pursuant to employment, consulting and professional service agreements for continued services by officers, attorneys, directors and consultants to Registrant, including services related to sales and marketing of the Company's products and services; and seeking joint ventures and potential acquisitions; all of the foregoing in furtherance of the Registrant's business.
(2) Pursuant to Rule 457[h], the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of July 17, 2003.)
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428 (b) (1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement on Form S-8 (the "Registration Statement") of OrderPro Logistics, Inc., a Nevada corporation, (the "Registrant") covers 10,000,000 shares of the Registrant's common stock, par value $0.0001 per share ("Common Stock").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by OrderPro Logistics, Inc. ("OrderPro Logistics" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are herby incorporated by reference in this Registration
Statement:

     A. The audited consolidated financial statements of the Registrant contained in the Registrant's Annual Report on Form 10-KSB for the period ending December 31, 2002, filed on May 16, 2003 by the Registrant under Section 13(a) or 15(d) of Securities Exchange Act of 1934 (the "Exchange Act").

     B. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 23, 2003.

In addition,  all documents  subsequently  filed by the  Registrant  pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 2002, have been incorporated by reference in this Registration Statement in reliance upon the report of James C. Marshall, CPA, P.C. independent certified public

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
accountant, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. To the extent that James C. Marshall, CPA, P.C. audits and reports on financial statements of the Registrant issued at future dates, and consent to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

ITEM 4. DESCRIPTION OF SECURITIES.

The Registrant's common stock is subject to the reporting requirements of the Securities Exchange Act of 1934. The Registrant's authorized capitalization is 100,000,000 shares of common stock, $0.0001 par value, of which 28,518,000 shares of common stock are issued and outstanding as of May 22, 2003.

The Registrant's preferred stock authorized capitalization is 5,000,000 shares of preferred stock, $0.0001 par value, of which 216,681 shares of preferred stock are issued and outstanding as of May 22, 2003.

Holders of the Registrant's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Registrant's board of directors has authority, without action by the Registrant's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Registrant of its shareholders and would dilute the book value of the common stock. Further, the Articles of
Incorporation provides that the Board of Directors may issue stock for consideration as may be fixed by the Board of Directors from time to time.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Registrant has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrant shall indemnify to the fullest extent permitted by, and in the manner permissible under the law, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The

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
board of directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

In any action brought by us or in our right, if the person after exhaustion of all appeals is found to be liable, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the board of directors consisting of members of the board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion. To the extent that the director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense.

Section 78.7502(1) of the Nevada Revised Statutes authorizes, in pertinent part, corporations to indemnify, at its discretion, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a directors, officer or employee of another corporation, partnership, joint venture, trust or enterprise.

Further Section 78.7502(2) of the Nevada Revised Statutes authorizes, in pertinent part, corporations to indemnify, at its discretion, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification pursuant to this section is contingent upon the director, officer, employee or agent acting in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

The scope of the statutory indemnification provided for under Nevada law extends to expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director, officer, employee or agent of the corporation.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by an directors' and officers' liability insurance.

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
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number        Description
--------------        -----------
     5.1       Opinion of Attorney
     10.1 Orderpro Logistics, Inc. 2003 Incentive and Nonstatutory Stock Option Plan
     10.2      Orderpro Logistics, Inc. 2003 Nonstatutory Stock Option Agreement
     10.3      Orderpro Logistics, Inc. 2003 Incentive Stock Option Agreement
     23.1      Consent of James C. Marshall, CPA, P.C.
     23.2      Consent of Attorney (included in exhibit 5.1)
     24.1      Power of Attorney

ITEM 9. UNDERTAKINGS.

A.   The undersigned Registrant hereby undertakes:

     I. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     II. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

     III. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     IV. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     V. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     VI. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tucson, Arizona on the 17th day of July, 2003.


                                  ORDERPRO LOGISTICS, INC.
                                      (Registrant)


                                      /s/ Richard Windorski
                                      ------------------------------------------
                                  By: Richard Windorski, Chief Executive Officer

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